Exhibit 23.1

Consent Of Independent Registered Public Accounting Firm

The Board of Directors
Denny’s Corporation:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-53031, 333-58169, 333-58167, 333-95981 (such Registration Statement also constitutes a post effective amendment to Registration Statement No. 333-53031), 333-103220, and 333-120093) on Form S-8, and the Registration Statement (No. 333-117902) on Form S-3 of Denny’s Corporation of our reports dated March 9, 2007, with respect to the consolidated balance sheets of Denny’s Corporation as of December 27, 2006 and December 28, 2005, and the related consolidated statements of operations, shareholders’ deficit and comprehensive income (loss), and cash flows for each of the fiscal years in the three-year period ended December 27, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 27, 2006, and the effectiveness of internal control over financial reporting as of December 27, 2006, which reports appear in the Annual Report on Form 10-K of Denny’s Corporation for the year ended December 27, 2006. Our report on the consolidated financial statements refers to the fact that the Company changed its method of accounting for share-based payment in fiscal 2006.

Greenville, South Carolina
March 9, 2007